FORM 51-102F3
MATERIAL CHANGE REPORT
1.Name and Address of Company:
TransGlobe Energy Corporation ("TransGlobe")
Suite 2300, 250 – 5th Street SW
Calgary, Alberta, T2P 0R4
2.    Date of Material Change:
March 15, 2014
3.    News Release:
A news release disclosing the information contained in this material change report was issued by TransGlobe on March 15, 2014 and disseminated through the facilities of a recognized news service and would have been received by the securities commissions where TransGlobe is a reporting issuer in the normal course of its dissemination.
4.    Summary of Material Change:
On March 15, 2014, TransGlobe and Caracal Energy Inc. ("Caracal") entered into an agreement (the “Arrangement Agreement”) pursuant to which Caracal has agreed to acquire all of the issued and outstanding common shares of TransGlobe (the “TransGlobe Shares”) by way of a plan of arrangement under the Business Corporations Act (Alberta) (the “Arrangement”). Under the terms of the Arrangement Agreement, TransGlobe shareholders will receive 1.23 Caracal common shares (the “Caracal Shares”) for each TransGlobe Share held (the “TransGlobe Exchange Ratio”).
Under the Arrangement Agreement, Caracal will also assume all of the rights and obligations of TransGlobe relating to the 6.00% convertible unsecured subordinated debentures of TransGlobe maturing March 31, 2017 (the “TransGlobe Debentures”). The conversion price of the TransGlobe Debentures will be adjusted pursuant to the terms of the trust indenture governing the TransGlobe Debentures based on the TransGlobe Exchange Ratio.
Following closing of the Arrangement, Caracal will be required to make a cash offer for the TransGlobe Debentures at 100 percent of their principal value plus accrued and unpaid interest. The repurchase offer will be made within 30 days of closing of the Arrangement. If a holder of the TransGlobe Debentures elects not to accept the repurchase offer, the TransGlobe Debentures will mature as originally set out in the trust indenture which governs the TransGlobe Debentures. Holders who convert their TransGlobe Debentures following completion of the Arrangement will receive Caracal Shares, based on the adjusted conversion price.
5.    Full Description of Material Change:
5.1    Full Description of Material Change
On March 15, 2014 TransGlobe and Caracal entered into the Arrangement Agreement pursuant to which Caracal has agreed to acquire all of the TransGlobe Shares pursuant to the Arrangement. After completion of the Arrangement, the combined assets and employees will operate under the Caracal

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name and will be led by a combination of the TransGlobe and Caracal executive teams. It is anticipated that the TransGlobe Shares will be delisted from the Toronto Stock Exchange (the “TSX”) and the NASDAQ Stock Market following completion of the Arrangement.
Caracal anticipates that it will make a listing application to the London Stock Exchange plc (the “LSE”) for the re-admission of the Caracal Shares (including those issued in connection with the Arrangement) to the Official List of the United Kingdom Listing Authority (the “UKLA”) and to trading on the LSE’s main market for premium listed securities (the “LSE Admission”) as the Arrangement is classified as a reverse takeover for Caracal under the Listing Rules of the UKLA. It is a condition to the completion of the Arrangement that the Caracal Shares have been allotted to the TransGlobe shareholders subject to LSE Admission and provided written confirmation of the same to the UKLA in accordance with the Listing Rules of the UKLA in order to achieve LSE Admission subject only to the filing of documentation that cannot be filed prior to the effective date of the Arrangement. It is also a condition to the completion of the Arrangement that the Caracal Shares shall have been approved for listing on the TSX, subject only to the filing of documentation that cannot be filed prior to the effective date of the Arrangement, such that the Caracal Shares shall be listed and posted for trading on the TSX as soon as is reasonably practicable following the effective date in accordance with TSX policies.
Pursuant to the Arrangement, Caracal will also assume all of the rights and obligations of TransGlobe relating to the TransGlobe Debentures. The conversion price of the TransGlobe Debentures will be adjusted pursuant to the terms of the trust indenture governing the TransGlobe Debentures based on the TransGlobe Exchange Ratio. Following closing of the Arrangement, Caracal will be required to make a cash offer for the TransGlobe Debentures at 100 percent of their principal values plus accrued and unpaid interest. The repurchase offer will be made within 30 days of closing of the Arrangement. If a holder of the TransGlobe Debentures elects not to accept the repurchase offer, the TransGlobe Debentures will remain outstanding until maturity in accordance with the trust indenture which governs the TransGlobe Debentures. Holders who convert their TransGlobe Debentures following completion of the Arrangement will receive Caracal Shares, based on the adjusted conversion price.
The Arrangement

Scotia Waterous Inc., financial advisor to TransGlobe with respect to the Arrangement, has advised the Board of Directors of TransGlobe that the consideration to be paid to the TransGlobe shareholders is fair from a financial point of view to the TransGlobe shareholders. RBC Dominion Securities Inc. and Canaccord Genuity Corp., financial advisors to Caracal with respect to the Arrangement, advised the Board of Directors of Caracal that they were of the opinion that the consideration to be offered to TransGlobe’s shareholders pursuant to the Arrangement is fair to Caracal from a financial point of view. Accordingly, after consulting with their respective financial and legal advisors, the Boards of Directors of TransGlobe and Caracal each unanimously (other than Gary Guidry who recused himself from the process of considering the Arrangement because he served as a director of TransGlobe from October 2009 until March 11, 2014 when he resigned) approved the Arrangement Agreement and concluded that the Arrangement is in the best interests of TransGlobe and Caracal, respectively. The Boards of Directors of each of TransGlobe and Caracal are expected to provide written recommendations that their respective shareholders vote their shares in favor of the Arrangement (or, in the case of Caracal, the issuance of Caracal Shares in connection with the Arrangement) described in the respective information circulars to be prepared and mailed by TransGlobe and Caracal in connection with the Arrangement. In addition, each of the directors (other than those that have recused themselves from the process of considering the transaction) and senior officers of TransGlobe and Caracal have agreed to vote their shares in favor of the Arrangement (or, in the case of Caracal, the issuance of Caracal Shares in connection with the Arrangement).

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The Arrangement will be carried out by way of a court-approved plan of arrangement and will require the approval of at least 66 2/3% of holders of TransGlobe Shares represented in person or by proxy at a special meeting of TransGlobe shareholders (the “TransGlobe Meeting”) to be called to consider the Arrangement. It is expected that the Arrangement will be exempt from the registration requirements of the U.S. Securities Act of 1933, as amended, pursuant to the court approval exemption afforded by section 3(a)(10) under that act. The Arrangement is also subject to obtaining the approval of a majority of the votes cast by the holders of Caracal Shares at a special meeting of Caracal shareholders (the “Caracal Meeting”) to be called to consider the Arrangement and the issuance of Caracal Shares in connection with the Arrangement. Closing is subject to certain other conditions, including approval by the Court of Queen’s Bench of Alberta. The Arrangement Agreement contains a reciprocal termination fee of US$9,250,000, which is payable by either party in certain circumstances if the Arrangement is not completed.
Further information regarding the Arrangement will be contained in the respective information circulars that TransGlobe and Caracal will prepare, file and mail in due course to their respective shareholders in connection with the TransGlobe Meeting and Caracal Meeting. It is expected that the TransGlobe Meeting and the Caracal Meeting will take place in late June, 2014, with closing of the Arrangement expected to occur as soon as possible thereafter subject to certain approvals. All shareholders are urged to read the information circulars once they become available as they will contain additional important information concerning the Arrangement.
A copy of the Arrangement Agreement has been filed on TransGlobe’s and Caracal’s SEDAR profiles and is available for viewing at www.sedar.com.
5.2    Disclosure for Restructuring Transactions
Not applicable.
6.    Reliance on Subsection 7.1(2) of National Instrument 51-102:
Not applicable.
7.    Omitted Information:
Not applicable.
8.    Executive Officer:
The name and business telephone number of the executive officer of TransGlobe who is knowledgeable of the material change and this report is:
Randy Neely, Chief Financial Officer, Telephone: 403-444-4781.
9.    Date of Report:
March 21, 2014

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Forward-Looking Information and Statements

This material change report contains forward-looking statements and forward-looking information within the meaning of applicable securities laws which are based on the expectations, estimates and projections of management of TransGlobe as of the date of this material change report unless otherwise stated. The use of any of the words “expect”, “anticipate”, “continue”, “estimate”, “objective”, “ongoing”, “may”, “will”, “project”, “should”, “believe”, “plans”, “intends” and similar expressions are intended to identify forward-looking statements or information. More particularly and without limitation, this material change report contains forward-looking statements and information concerning: the ability of TransGlobe and Caracal to satisfy the securityholder, court and third party approvals and the other conditions to, and to complete, the Arrangement; the anticipated timing of the mailing of the respective information circulars regarding the Arrangement; the holding of the TransGlobe Meeting, the Caracal Meeting and the closing of the Arrangement and the offer to repurchase the TransGlobe Debentures.

In respect of the forward-looking statements and information concerning the completion of the proposed Arrangement, and the anticipated timing for completion of the Arrangement, TransGlobe has provided such in reliance on certain assumptions that it believes are reasonable at this time, including assumptions as to the time required to prepare and mail securityholder meeting materials, including the required information circulars; the ability of the parties to receive, in a timely manner, the necessary court, securityholder, stock exchange and other third party approvals, including but not limited to the ability of the parties to satisfy, in a timely manner, the conditions to the closing of the Arrangement. The anticipated dates provided may change for a number of reasons, including unforeseen delays in preparing meeting materials, inability to secure necessary securityholder, court or other third party approvals in the time assumed or the need for additional time to satisfy the other conditions to the completion of the Arrangement. Accordingly, readers should not place undue reliance on the forward-looking statements and information contained in this material change report.

Since forward-looking statements and information address future events and conditions, by their very nature they involve inherent risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors and risks. These include, but are not limited to, risks and uncertainties inherent in the nature of the Arrangement including the failure of TransGlobe or Caracal to obtain necessary securityholder, court and other third party approvals, or to otherwise satisfy the conditions to the Arrangement, in a timely manner, or at all. Failure to so obtain such approvals, or the failure of TransGlobe or Caracal to otherwise satisfy the conditions to the Arrangement, may result in the Arrangement not being completed on the proposed terms, or at all.

Readers are cautioned that the foregoing list of factors is not exhaustive. Additional information on other factors that could affect the Arrangement, as well as the operations or financial results of the parties, and the combined company, are included in reports on file with applicable securities regulatory authorities and which may be accessed on TransGlobe’s or Caracal’s respective SEDAR profiles at www.sedar.com.

The forward-looking statements and information contained in this material change report are made as of the date hereof and TransGlobe undertakes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.

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